Exhibit 5.1

135 Commonwealth Drive

Menlo Park, California 94025

Tel: (650) 328-4600 Fax: (650) 463-2600

www.lw.com

FIRM / AFFILIATE OFFICES

Boston	New York
Brussels	Northern Virginia
Chicago	Orange County
Frankfurt	Paris
Hamburg	San Diego
Hong Kong	San Francisco
London	Shanghai
Los Angeles	Silicon Valley
Milan	Singapore
Moscow	Tokyo
New Jersey	Washington, D.C.

August 10, 2005

Integrated Device Technology, Inc.

6024 Silver Creek Valley Road

San Jose, CA 95138

Re: Integrated Device Technology, Inc.

Ladies and Gentlemen:

In connection with the registration statement on Form S-4 filed on July 22, 2005 (File No. 333-126831), (the “Registration Statement”) by Integrated Device Technology, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), for the offering of shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), pursuant to that certain Agreement and Plan of Merger, dated as of June 15, 2005 (the “Merger Agreement”), by and among the Company, Integrated Circuit Systems, Inc., a Pennsylvania corporation (“ICS”), and Colonial Merger Sub I, Inc., a Pennsylvania corporation and wholly-owned subsidiary of the Company, you have requested our opinion with respect to the matters set forth below. The Merger Agreement provides that, upon consummation of the merger contemplated by the Merger Agreement (the “Merger”), each outstanding share of ICS common stock will be converted into the right to receive $7.25 in cash and 1.3 shares of the Common Stock. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

As special counsel to the Company, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein only as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof, when certificates representing the Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar therefor, and have been delivered to and paid for in the manner contemplated by the Merger Agreement and the Registration Statement, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the heading “Other Information Related to the IDT Special Meeting and the ICS Special Meeting – Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/    Latham & Watkins LLP